Exhibit 99.1

LANDSEA HOMES ANNOUNCES NEW UNSECURED CREDIT FACILITY

Newport Beach, Calif. (October 7, 2021) — Landsea Homes Corporation (Nasdaq: LSEA) (“Landsea Homes” or the “Company”), a publicly traded residential homebuilder, announced today that the Company has established a $500 million unsecured revolving credit facility with an accordion feature that permits increases in borrowing capacity under the revolving credit facility up to an additional $350 million, subject to certain conditions. Western Alliance Bank and BofA Securities, Inc. (Bank of America) served as Joint Lead Arrangers and Joint Bookrunners. The Company plans to use the new facility to refinance its current outstanding debt obligations and grow its existing operations.

“Today marks an important milestone in our company’s evolution,” said John Ho, Chief Executive Officer and Director, Landsea Homes. “While we have generated significant growth over the last several years, the secured nature of our debt financing has always been a challenge for our company. This new unsecured credit facility, allows us to refinance our existing secured debt obligations, lower our interest costs and scale our operations in a more efficient manner.”

Since its inception in 2013, Landsea Homes has sought to design and build best-in-class homes and sustainable master-planned communities in some of the nation’s most desirable markets. Through organic expansion, the strategic acquisition of private homebuilders and a focus on providing the entry level housing market with homes that meet the highest standards in sustainable building, home automation and smart home technology, Landsea Homes intends to continue to gain market share and generate significant growth. In its most recent second quarter, the Company generated year-over-year revenue growth of 163% and increased its quarter-ending unit backlog by 40% as compared to last year.

“Having this unsecured revolving credit facility in place is a game changer for our company,” said Mike Forsum, President and Chief Operating Officer, Landsea Homes. “We believe this will provide us with the means to act more quickly on opportunities when they arise and compete more effectively for land deals, thanks to the lower cost of capital. We are excited to work with our new lenders and look forward to growing the relationship in the years to come.”

For more information on Landsea Homes, visit: www.landseahomes.com.

Forward-Looking Statements

Portions of this press release may contain “forward-looking statements” within the meaning of the federal securities laws. Landsea Homes cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. These risks and uncertainties include, but are not limited to, the risk factors described by Landsea Homes in its filings with the Securities and Exchange Commission. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and you should not place undue reliance on these forward-looking statements in deciding whether to invest in our securities. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Additionally, reconciliations of non-GAAP financial measures referenced in this press release to the most comparable GAAP measures can be accessed through Landsea Homes’ website and in its SEC filings.

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Investor Relations Contact:

Drew Mackintosh, CFA

Mackintosh Investor Relations, LLC

drew@mackintoshir.com

(512) 243-5009